COUNTERPATH TECHNOLOGIES INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated for reference the 17th day of May, 2018

BETWEEN

COUNTERPATH TECHNOLOGIES INC., a company incorporated under the laws of the Province of British Columbia and having an office at Suite 300, One Bentall Center, 505 Burrard Street, Vancouver, British Columbia, V7X 1M3.

(hereinafter referred to as the "Company")

AND

Karen Luk having an address for notice at ***

(hereinafter referred to as the "Employee")

WHEREAS:

A. The Company is principally engaged in the business of researching, developing and marketing VoIP/IP Telephony software products (the "Company's Business"),

B. The Employee has been hired by the Company to work in the Company's Business;

C. The Employee and the Company wish to enter into this Agreement to record the terms of employment between them;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good consideration, the Company hereby employs the Employee on the following terms and conditions:

1. Term of Employment. Subject to the provisions for termination set forth below, the Employee's employment with the Company, pursuant to this Agreement will begin on May 22, 2018 ("Effective Date") and continue until terminated in accordance with this Agreement. The first 90 days of employment are considered a probationary period.

2. Salary. The Company shall pay the Employee a salary of $125,000 per year for the services of the Employee, payable at regular payroll periods established by the Company.  The Employee's salary will be subject to deductions for Income Tax, Canada Pension Plan and Employment Insurance remittances (collectively the "Government Deductions") and for the Employee's contributions to the employee benefit plan to be established by the Company on terms approved by the Directors of the Company ("Benefit Deductions").

3. Benefits.  The Employee will be entitled to join the company-wide benefits package following the 90 day probationary period.  This includes LTD, Life Insurance, Dental, Extended Health, and BC MSP.

4. Stock Options. You will receive 7,500 CounterPath Corporation stock options based on the standard terms of its stock option plan, pending board approval, expected to be at the next board meeting.

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5. Employee Share Purchase Plan. After 90 days, the employee will be able to participate in the company ESPP. Employees are eligible to purchase up to 6% of their base salary in common shares of CounterPath at market price. The company will match 50% of the shares purchased by issuing up to 3% of the respective employee's base salary in shares.

6. Group RRSP Plan. After 90 days, the employee will be able to participate in the Group RRSP Plan. The company will provide a matching portion between 0% and 3% of an employee's compensation depending upon the number of years of service with CounterPath.

7. Duties and Position. The Company will employ the Employee in the capacity of Controller. The Employee's duties shall include but not be limited to those most commonly associated with a similar position. The Employee agrees that his duties may be reasonably modified at the Company's discretion from time to time.  The Employee will report to David Karp, CFO or such other Company employee that may be designated by the management of the Company (hereafter referred to as "Manager") and will comply with all lawful instructions given by his/her Manager.

8. Policies and Procedures. The Employee shall abide by all policies and procedures defined by the Company on the Company Intranet. These policies and procedures may be updated and changed at any time at the discretion of the Company.

9. Privacy. The company may monitor and/or review all email, voice mail, Internet browser usage and phone calls when deemed necessary by the Company without prior notice.

10. Devote Full Time to Company. The Employee will use his best efforts to promote the interests of the Company. The Employee will devote full time, attention and energies to the Company's Business, and during employment with the Company, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. Notwithstanding, the Company acknowledges, that the Employee has a home-based children's wear business for which responsibilities shall not interfere with the Employee's full-time obligations.

The Employee is not prohibited from making personal investments in any other businesses provided those such businesses are not engaged in activities which are or may be competitive with the Company's Business and provided such investments do not require the Employee's active involvement. The Employee shall not commit or purport to commit the Company to:

(a) any financial obligation or liability in excess of $1,000, or

(b) sell or encumber any part of the assets of the Company.

11. Confidentiality. The Employee will not, during or after the term of his employment, reveal any confidential information or trade secrets of the Company to any person, firm, corporation, or entity. If the Employee reveals or threatens to reveal any such information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee. The Employee shall promptly sign and deliver the Company's form of Confidentiality and Non-Competition Agreement as a condition of employment.

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12. Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's Business, including expenses for entertainment, travel, and similar items. The Employee will obtain prior acceptance of the expenses from his/her Manager. The Company shall reimburse the Employee for all business expenses after the Employee presents a pre-approved itemized account of expenditures including original receipts, which is approved by his/her Manager pursuant to Company policy.

13. Vacation. The Employee is entitled to three (3) weeks of vacation with each completed year of employment. Vacation may be taken as earned.  This will increase in accordance with company policy. The Employee shall have due regard to the policies of the Company relating to the scheduling of vacations and the reasonable directions of his/her Manager.

14. Disability. It is understood and agreed that while the Employee is entitled to receive payments under the disability insurance plan for employees of the Company, the Employee will not be entitled during such time, to receive the salary set out in Section 2. The Employee's full compensation will be reinstated upon the Employee's return to work on a full-time basis.

15. Termination of Employment by the Company.

15.1 The Company may terminate the Employee's employment and this Agreement at any time upon providing the Employee with the notice stipulated in the Employment Standards Act of British Columbia or payment of salary in lieu thereof.

15.2 Notwithstanding anything to the contrary contained in this Agreement; the Company may terminate the Employee's employment without notice and/or payment of any severance allowance, if the Employee commits any of the following:

(a) an act of fraud, dishonesty, negligent performance of employment duties or the dereliction of employment duties;

(b) a breach of the terms of this Agreement or the Confidentiality and Non-Competition Agreement, which breach is not fully corrected by the Employee within 5 days of notice from the Company; or

(c) any act or omission which constitutes "just cause" for dismissal under the laws of British Columbia Employment Standards.

16. Termination of Employment by the Employee. The Employee may, without cause, terminate his/her employment upon 30 days' written notice to the Company. Following such notice from the Employee, the Company may require the Employee to perform his duties to the date of termination and the Employee will be paid his regular salary to date of termination. If the Company does not require the Employee to remain for the duration of his/her notice, the Company may pay the Employee severance pay in accordance with the laws of British Columbia.

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17. Death Benefit. If the Employee dies during the term of employment, the Company shall pay to the Employee's estate the Employee's prevailing salary less Government Deductions and Benefit Deductions up to and including the end of the month in which death occurred.

18. Assistance in Litigation. Employee shall upon reasonable notice and at the Company's expense, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment. The Employee may, at its option and at the Company's expense, retain a lawyer to attend with the Employee at any legal proceedings, which the Company requires the Employee to be present at.

19. Effect on Prior Agreements. This Agreement supersedes any prior employment agreement between the Company or any predecessor of the Company and the Employee.

20. Settlement by Arbitration. Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the Commercial Arbitration Center of Vancouver, British Columbia. Judgment upon the award rendered may be entered in any court with jurisdiction.

21. Severability. If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or cannot he enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this Agreement had not been executed.

22. Assumption of Agreement by Company's Successor and Assignees. The Company's rights and obligations under this Agreement will endure to the benefit and be binding upon the Company's successors and assignees.

23. Oral Modifications Not Binding. Oral modifications to this Agreement shall have no effect. This Agreement may be modified only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

24. Notices. Except as otherwise expressly provided herein, any and all notices or demands which must or maybe given hereunder or under any other instrument contemplated hereby shall be given by delivery in person or by regular mail or by facsimile transmission to the parties' respective address set out on the first page of this Agreement. All such communications, notices or presentations and demands provided for herein shall be deemed to have been delivered when actually delivered in person to the respective party, or if mailed, then on the date it would be delivered in the ordinary course of mail, or if sent by facsimile transmission, on the date of receipt of confirmation that the transmission has been received. Any party may change its address hereunder on twenty days' notice to the other party in compliance with this section.

25. General. Time will be of the essence hereof. The Employee acknowledges and declares that he has been provided with sufficient time and opportunity to consider all factors relating to this Agreement, has retained, and consulted independent counsel to advise him, or in the alternative has elected to waive his right to retain and consult independent counsel. He further acknowledges and declares that he has read and understands the terms of this Agreement and has signed it voluntarily with full awareness of its consequences. This Agreement may not be assigned by the Employee without the express written consent of the Company. Wherever the singular masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine, and vice versa, where the contest or the parties so require. The headings used herein are for convenience of reference only and shall not affect the interpretation of this Agreement. Facsimile or photostat copies of signatures are acceptable and are of the same force and effect as original signatures for all intents and purposes. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The provisions of sections 11 (Confidentiality), 18 (Assistance in Litigation), 20 (Settlement by Arbitration) and 21 (Severability), herein shall survive the termination of the Employee's employment and this Agreement. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument. The preambles or recitals hereto are hereby incorporated herein and form an integral part of this Agreement. This Agreement shall entire to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

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IN WITNESS WHEREOF the parties hereto have duly executed this agreement under seal as of the date first above written.

COUNTERPATH TECHNOLOGIES INC.|	|
|
|
/s/ David Karp	|	/s/ Karen Luk
David Karp, CFO	|	Karen Luk
|
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	|	May 22, 2018
	|	Date Signed

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